Exhibit 10.4

ENTRUST, INC.

Stock Appreciation Right Agreement

Granted Under the 1999 Non-Officer Employee Stock Incentive Plan

1) Grant of Stock Appreciation Right. This agreement evidences the grant by Entrust, Inc., a Maryland corporation (the “Company”), on                          (“Grant Date”) to                     , (the “Participant”), of a stock appreciation right (“Stock Appreciation Right”), on the terms provided herein and in the Company’s 1999 Non-Officer Employee Stock Incentive Plan (the “Plan”), for a total of                      shares of common stock, $0.01 par value, of the Company (“Common Stock”) (the “Shares”) at                  per Share (“Exercise Price”). Unless earlier terminated, this Stock Appreciation Right shall expire on the seventh anniversary of the Grant Date (the “Expiration Date”). In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall prevail. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Award Agreement.

2) Vesting Schedule. This Stock Appreciation Right shall vest, in whole or in part, as to 25% of the Shares subject to the agreement shall vest on each of the first, second, third and fourth anniversaries of the Grant Date, subject to the Participant continuing to be a Service Provider through each such dates.

3) Exercise of Stock Appreciation Right. Each election to exercise this Stock Appreciation Right shall be in writing, signed by the Participant and received by the Company at its principal office, accompanied by this agreement and shall state the election to exercise the Stock Appreciation Right and the number of Shares in respect of which the Stock Appreciation Right is being exercised (the “Exercised Shares”). This Stock Appreciation Right shall be deemed to be exercised upon receipt by the Company of such fully executed notice. Notwithstanding the foregoing, the Company may in its sole discretion establish alternative means for Participant to exercise Stock Appreciation Rights, including electronic forms using electronic signatures and interactive voice response systems using PIN numbers, in a manner directed by the Company, and this Stock Appreciation Right shall be deemed to be exercised upon fulfillment of such alternative means.

This Stock Appreciation Right shall be exercisable for ninety (90) days after Participant ceases to be a Service Provider, unless such termination is due to Participant’s death, Disability or Retirement. If Participant ceases to be a Service Provider due to Participant’s death, Disability, this Stock Appreciation Right shall be exercisable for one (1) year after Participant ceases to be Service Provider. If Participant ceases to be a Service Provider due to Participant’s Retirement, this Stock Appreciation Right shall be exercisable until the Expiration Date . Notwithstanding the foregoing, in no event may this Stock Appreciation Right be exercised after the Expiration.

Upon exercising the Stock Appreciation Right, the Participant shall receive from the Company, for each Share exercised, an amount equal to the lesser of:

(i)	the Fair Market Value of the Common Stock as of the date of such exercise, minus the Exercise Price; and

(ii)	Four times the Exercise Price.

Until Shares are issued in respect of the exercise of this Stock Appreciation Right in accordance with Plan Section 7, the Participant shall not have any of the rights or privileges of a stockholder of the Company in respect of any of the Shares covered by this Stock Appreciation Right.

The Company’s obligation arising upon the exercise of this Stock Appreciation Right shall be paid 100% in Shares. Shares withheld to satisfy withholding obligations shall also be valued at its Fair Market Value on the date of exercise. Any fractional Share due to a Participant upon exercise shall be rounded down to the nearest whole Share.

4) Non-Transferability of Stock Appreciation Right. Except to the limited extent provided in paragraph 5, this Stock Appreciation Right may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant. Notwithstanding the foregoing sentence, Participant may, in a manner and in accordance with terms specified by the Board, transfer this Stock Appreciation Right to Participant’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

5) Withholding Taxes. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to the Participant, unless and until satisfactory arrangements (as determined by the Board) will have been made by the Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such shares so issuable. The Board, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit the Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by one or more of the following: (a) paying cash, (b) electing to have the Company withhold otherwise deliverable shares of Common Stock having a Fair Market Value equal to the minimum amount required to be withheld, (c) delivering to the Company already vested and owned shares of Common Stock having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of such shares of Common Stock otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

6) Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant.

7) No Effect on Continued Service. Participant acknowledges and agrees that the vesting of shares pursuant to the vesting schedule hereof is earned only by continuing as an employee, consultant or non-employee director at the will of the company (and not through the act of being hired, being granted an option or purchasing shares hereunder). Participant further acknowledges and agrees that this agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee, consultant or non-employee director for the vesting period, for any period, or at all, and will not interfere with Participant’s right or the company’s right to terminate Participant’s relationship as an employee, consultant or non-employee director at any time, with or without cause.

8) Tax Consultation. Participant understands that Participant may suffer adverse tax consequences as a result of Participant’s exercise hereunder. Participant represents that Participant has consulted with any tax consultants Participant deems advisable in connection with the purchase or disposition of the Shares and that Participant is not relying on the Company for any tax advice.

9) Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at Entrust, Inc., One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001 or at such other address as the Company may hereafter designate in writing.

10) Board Authority. The Board will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Board in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Board or its Committee administering the Plan will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

11) Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

12) Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the

Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant. This Award Agreement is governed by Maryland law except for that body of law pertaining to conflict of laws.

By Participant’s signature and the signature of the Company’s representative below, Participant and the Company agree that this Stock Appreciation Right is granted under and governed by the terms and conditions of the Plan and this Award Agreement. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions o r interpretations of the Board upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	ENTRUST, INC.

Signature	By

Print Name	Title

DATED:

Residence Address

[Signature page to Restricted Stock Unit Agreement]